Exhibit 99.1
Virgin Media announces offering of approximately $1.25 billion aggregate principal amount of Senior Notes due 2022
LONDON, October 24, 2012 - Virgin Media Inc. (“Virgin Media”) (NASDAQ:VMED) (LSE:VMED), a leading UK entertainment and communications business, today announced that its wholly-owned subsidiary Virgin Media Finance PLC intends to offer, subject to market and other conditions, approximately $1.25 billion aggregate principal amount of senior notes due 2022 in dollar - and sterling-denominated tranches.
The notes will be guaranteed by Virgin Media and certain of Virgin Media's subsidiaries, will rank pari passu with Virgin Media Finance PLC's outstanding senior notes due in 2019 and 2022 and will be effectively subordinated to any future secured indebtedness of Virgin Media Finance PLC.
Virgin Media intends to use the net proceeds from the notes offering to repurchase its outstanding 9.50% senior notes due 2016 and up to $500 million aggregate principal amount of its outstanding 8.875% sterling- and 8.375% dollar- denominated senior notes due 2019 that are validly tendered in connection with Virgin Media Finance PLC's tender offer, announced October 10, 2012, to pay related fees and expenses, or to repurchase, redeem or repay any other indebtedness. The Company expects to use cash on hand and drawings under its existing revolving credit facility to fund the remaining costs of the tender offer.
As of October 10, 2012, $850 million aggregate principal amount of dollar- and €180 million aggregate principal amount of euro-denominated 9.50% senior notes due 2016 were outstanding. As of October 10, 2012, $600 million aggregate principal amount of 8.375% dollar- and £350 million aggregate principal amount of 8.875% sterling-denominated senior notes due 2019 were outstanding.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of Virgin Media, nor shall there be any offer, solicitation or sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. A registration statement relating to the notes became effective on February 27, 2012, and this offering is being made by means of a prospectus supplement.
Forward-Looking Statements
Virgin Media cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media's results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media's annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 21, 2012. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.
For further information, contact:
Virgin Media Investor Relations
Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk
Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk

Phil Rudman: +44 (0) 1256 752677 / phil.rudman@virginmedia.co.uk
Media Contacts
Tavistock Communications
Lulu Bridges: +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk
Matt Ridsdale: +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk